Exhibit 10.1

PPG Industries Inc.
One PPG Place
Pittsburgh, PA 15272

Hervé Tiberghien
Vice President, Human Resources
May 9, 2018

Dear Rebecca,

PPG's success depends on hiring the very best people.  We believe, with PPG, you will find meaning in your work every day and engage in opportunities that will shape you personally and professionally.  We are very pleased to offer you the position of Senior Vice President, Global Automotive OEM reporting to Michael McGarry. Additionally, you will have oversight responsibility for the PPG Latin America region.

Your starting base salary will be $625,000 annually.

You will participate in our annual Incentive Compensation Plan. Your 2018 incentive award target will be 70% of your base salary, which will be prorated in 2018 (based upon your starting date) and will be paid in February 2019 based on the level of achievement of performance goals under the Incentive Compensation Plan.

In addition, you will participate in our long-term incentive (LTI) program, which includes annual grants of stock options, performance-based restricted stock units (RSUs) and a total shareholder return (TSR) grant. Provided your employment begins on or before December 31, your initial LTI grants will be made in February 2019. The target value of your LTI award is approximately $1,000,000, and will be scheduled to vest on the third anniversary of the grant date. All LTI grants made to you will be subject to the LTI program.

To offset your unvested equity, the following grants will be made in your first month of employment:

•	A grant of $1,000,000 comprised of 1/3 stock options, 1/3 performance based RSUs and 1/3 TSRs. The RSUs and TSRs will vest in February 2021, while the stock options will vest in June 2021; and

•	A time-based RSU grant of $3,145,000 with a vesting schedule of: $1,075,000 in December 2019, $1,500,000 in December 2020, $420,000 in December 2022, and $150,000 in December 2023.

All LTI grants made to you will be subject to the LTI program.

You will receive a signing bonus of $1,200,000, less applicable taxes, in the paycheck following your first month of employment. Additionally, you will receive a cash bonus of $140,000, less applicable taxes, in February 2019 to help offset the loss of the 2018 bonus from January through May 2018. Should you resign within two years of the payment of either of these bonuses, you will repay PPG the full amount, less applicable taxes.

In addition, we appreciate the risk that you absorb in joining PPG. Therefore, in the event that you are not selected by the Board of Directors as the next CEO of PPG, as part of the Board’s normal succession planning process, and decide to resign as a result, you will be entitled to a severance payment under the following conditions:

1.	You remain employed and perform at a successful or above level for the 12 month period following the effective date of the appointment;

2.	Your resignation is effective immediately following the expiration of the 12 month period; and

3.	You sign PPG’s standard separation agreement.

The severance payment will be equal to two times your annual base salary, less applicable taxes and withholdings.

In your leadership role, you will be subject to meeting a stock ownership requirement equal to three times your base salary within five years.

PPG will provide you with the reimbursement of relocation costs to Troy. Such relocation benefits will be applicable until the one-year anniversary of your start date. The details of the relocation program are found in our standard relocation policy which is attached.

You will be eligible for a broad array of PPG employee benefits, including health care coverage, life insurance and retirement plan which includes a 401(k) savings plan with a company matching contribution as well as a Company-provided contribution to the plan. You will be provided five weeks of vacation, prorated in 2018, based upon the commencement of your employment.   A summary of benefits is attached for your review.

All PPG compensation and benefits described in this letter will be provided under the terms of applicable PPG plans, which plans PPG may amend in accordance with their terms.

This offer is contingent upon the successful completion of PPG's pre-employment processes, which will be initiated after you have accepted our offer. The pre-employment contingencies include:

•
Background Check:  After you have electronically accepted our offer of employment, you will receive instructions to initiate your background check and drug screen. Please initiate this process as soon as possible as the link expires after 48 hours.

•
Medical History Review:  The information you provide on the PPG Medical History Questionnaire is used to determine whether there are any medical conditions that might restrict you from safely performing the essential functions of the position; and if so, whether accommodations to those restrictions can be made.

•
Employment Agreement:  Based on your position, you are required to complete an Employment Agreement.  Execution of this agreement must be completed prior to your first day of employment.  We encourage you to review the employee agreement by clicking on the employee agreement task prior to accepting this offer of employment. The Employment Agreement will supersede the terms of this letter, if at all inconsistent.

•	Employment Eligibility: On your first day of employment you will be expected to provide proof of citizenship or other authorization to work in the United States.

Should you have any questions regarding our employment offer, please contact me or Annie Livingston.

Rebecca, we believe that you have the desire and ability to make a significant contribution to PPG, and to drive the growth of our business.  Joining PPG means you are connecting your career and your learning and development to a growing global leader dedicated to support your aspirations.  We look forward to welcoming you to PPG.

Sincerely,

/s/ Hervé Tiberghien

Hervé Tiberghien
Vice President, Human Resources

cc:     Annie Livingston
Karen Rathburn

Enclosures:

•	Employment Agreement

•	PPG Benefits Information

•	Relocation Package Information